Exhibit 99.1

Investor Relations Contact: David Humphrey
Title: Vice President – Investor Relations
Phone: 479-785-6200
Email: dhumphrey@arcb.com

Media Contact: Autumnn Mahar
Title: Senior Manager, PR and Social
Phone: 479-494-8221
Email: amahar@arcb.com

ArcBest Accelerates Return of Capital to Shareholders
with Increased Share Repurchase Program and Quarterly Dividend

Increases Its Share Repurchase Program to $75 Million

Increases Quarterly Dividend 50% to $0.12/Share

Board’s Actions Reflect the Success of ArcBest’s Differentiated Business Model,
Proven Growth Strategy and Balanced Approach to Capital Allocation

FORT SMITH, Arkansas, April 28, 2022 – ArcBest® (Nasdaq: ARCB), a leader in supply chain logistics, today announced actions approved by ArcBest’s Board of Directors to accelerate the return of capital and drive enhanced value creation for all ArcBest shareholders.

Share Repurchase Program Reauthorization

ArcBest announced that its Board of Directors has reauthorized its Common Stock repurchase program and increased the total amount available to $75 million.

Quarterly Dividend Increase

ArcBest also announced an increase in its quarterly cash dividend to twelve cents ($0.12) per share, a four cent per share increase over the previous quarterly cash dividend of eight cents ($0.08) per share.  The dividend will be paid May 25, 2022, to ArcBest's Common Stock, $0.01 par value, holders of record at the close of business May 11, 2022.

ABOUT ARCBEST

ArcBest® (Nasdaq: ARCB) is a multibillion-dollar integrated logistics company that helps keep the global supply chain moving. Founded in 1923 and now with nearly 15,000 employees across more than 250 campuses and service centers, the company is a logistics powerhouse, fueled by the simple notion of finding a way to get the job done. Through innovative thinking, agility and trust, ArcBest leverages their full suite of shipping and logistics solutions to meet customers’ critical needs, each and every day. For more information, visit arcb.com.

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